SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2005

RENAISSANCE MEDIA GROUP LLC
RENAISSANCE MEDIA (LOUISIANA) LLC
RENAISSANCE MEDIA (TENNESSEE) LLC
RENAISSANCE MEDIA CAPITAL CORPORATION

(Exact name of registrants as specified in their charters)

Delaware
Delaware
Delaware
Delaware
(State or Other Jurisdiction of Incorporation or Organization)

333-56679 333-56679-02 333-56679-01 333-56679-03	14-1803051 14-1801165 14-1801164 14-1803049
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrants' telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On June 30, 2005, the Federal District Court for the Eastern District of Missouri entered its final approval of the Stipulation of Settlement, as amended (the "Settlement"), of certain shareholder class action and derivative lawsuits filed against Charter Communications, Inc. ("Charter"), the indirect parent company and manager of Renaissance Media Group LLC, Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Capital Corporation, which are more fully described in our previously-filed reports. The terms of the Settlement granted Charter the option, in its sole discretion, to accept or reject the Settlement, based on the volume-weighted average price of its Class A common stock during the thirty calendar days immediately preceding the entry of the final judgment, and award of attorneys' fees to plaintiffs' counsel, and, if accepted, to pay the portion of the Settlement consideration that was not to be funded by Charter's insurance carriers in cash, shares of Charter Class A common stock and warrants, or a combination of the foregoing.  Charter had five business days following the entry of a final judgment/attorneys' fee award in the litigation to exercise its option.

On July 6, 2005, the Board of Directors of Charter accepted the Settlement and approved payment of Charter's portion of the Settlement consideration as follows: (a) 13.4 million shares of Charter Class A common stock with a deemed value (as determined by the formula in Settlement) of approximately $15 million, and (b) approximately $68 million in cash, for a total value paid of approximately $83 million.  This amount reflects the $80 million Settlement payment plus the $5 million payment to the insurance carrier, less discounts for payment in cash to the insurance carrier and for plaintiffs' attorneys' fees.  Charter expects to deliver the Settlement consideration on July 8, 2005.

The issuance of the securities is exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Renaissance Media Group LLC, Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Capital Corporation have duly caused this Current Report to be signed on their behalf by the undersigned hereunto duly authorized.

RENAISSANCE MEDIA GROUP LLC
RENAISSANCE MEDIA (LOUISIANA) LLC
RENAISSANCE MEDIA (TENNESSEE) LLC

By: CHARTER COMMUNICATIONS, INC., Registrants' Manager

Dated: July 8, 2005

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President,
Interim Chief Financial Officer, Principal
Accounting Officer and Corporate Controller

RENAISSANCE MEDIA CAPITAL CORPORATION

Dated: July 8, 2005

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Senior Vice President,
Interim Chief Financial Officer, Principal
Accounting Officer and Corporate Controller